QuickLinks -- Click here to rapidly navigate through this document

    Exhibit 23.01

Consent of Independent Auditors

    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) of Sonic Corp. for the registration of 3,748,733 shares of the common stock pertaining to the 1991 Sonic Corp. Stock Option Plan, the 2001 Sonic Corp. Stock Option Plan, and the 2001 Sonic Corp. Directors' Stock Option Plan of our report dated October 13, 2000, except for the second paragraph of Note 12, as to which the date is November 14, 2000, with respect to the consolidated financial statements and schedule of Sonic Corp. included in its Annual Report (Form 10-K) for the year ended August 31, 2000, filed with the Securities and Exchange Commission.

                      ERNST & YOUNG LLP

Oklahoma City, Oklahoma
July 6, 2001

QuickLinks

Consent of Independent Auditors